UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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BIRMINGHAM BLOOMFIELD BANCORP
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SEC 1913 (02-02)

BIRMINGHAM BLOOMFIELD BANCSHARES, INC.

33583 Woodward Avenue

Birmingham, MI 48009

(248) 723-7200

April 6, 2012

Dear Shareholder:

I am pleased to invite you to attend the Birmingham Bloomfield Bancshares, Inc.’s 2012 annual meeting of shareholders on Monday, May 21, 2012. We will hold the meeting at 6:00 p.m. at the Bank of Birmingham, 33583 Woodward Avenue, Birmingham, Michigan.

On the page following this letter, you will find the Notice of Meeting which lists the matters to be considered at the meeting. Following the Notice of Meeting is the proxy statement which describes these matters and provides you with additional information about our Company. Also enclosed you will find the Company’s 2011 Annual Report and your proxy card, which allows you to vote on these matters.

Your vote is important. A majority of the common stock must be represented, either in person or by proxy, to constitute a quorum so that we can conduct business. Please complete and mail in your proxy card promptly, even if you plan to attend the meeting. You can attend the meeting and vote in person, even if you have sent in a proxy card.

The Board of Directors recommends that shareholders vote FOR each of the proposals stated in the proxy statement.

The rest of the Board and I look forward to seeing you at the meeting. Whether or not you can attend, we greatly appreciate your cooperation in returning the proxy card.

Sincerely,

Robert E. Farr

President and Chief Executive Officer

BIRMINGHAM BLOOMFIELD BANCSHARES, INC.

33583 Woodward Avenue

Birmingham, MI 48009

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME	6:00 p.m., local time, on Monday, May 21, 2012

PLACE	Bank of Birmingham 33583 Woodward Avenue Birmingham, Michigan 48009

ITEMS OF BUSINESS

1)   To elect four Class I members of the Board of Directors with terms expiring in 2015.

2)   Amend Articles of Incorporation to increase the number of authorized shares of Common Stock

3)   To ratify the selection of Plante & Moran, PLLC as the Company’s Independent Auditors for 2012.

4)   To transact such other business as may properly come before the Meeting.

ANNUAL REPORT	Our 2011 Annual Report, which is not a part of the proxy soliciting material, is enclosed.

RECORD DATE	You can vote if you are a shareholder of record on March 28, 2012.

QUORUM	A majority of the shares of common stock must be represented at the meeting. If there are insufficient shares, the meeting may be adjourned.

April 6, 2012

Daniel P. O’Donnell, Secretary

SOLICITATION AND VOTING	4
Shareholders Entitled to Vote	4
Voting Procedures	4
Required Vote	5
Revoking a Proxy	5
List of Shareholders	5
Cost of Proxy Solicitation	5
Inspector of Election	5
Other Matters	6
GOVERNANCE OF THE COMPANY	6
Role and Composition of the Board of Directors	6
The Executive Committee	7
The Audit Committee	7
Audit Committee Financial Expert	7
The Nomination and Governance Committee	7
The Compensation Committee	8
Code of Ethics	8
Shareholder Communications with the Board	9
Directors’ Compensation	9
ITEM 1. ELECTION OF DIRECTORS	10
CLASS I – NOMINEES WHOSE TERMS WILL EXPIRE IN 2015	10
CLASS II – CONTINUING DIRECTORS WHOSE TERMS WILL EXPIRE IN 2013	11
CLASS III – CONTINUING DIRECTORS WHOSE TERMS WILL EXPIRE IN 2014	13
SECURITY OWNERSHIP OF DIRECTORS, NOMINEES FOR DIRECTORS, MOST HIGHLY COMPENSATED EXECUTIVE OFFICERS AND ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP	14
SECURITY OWNERSHIP OF SHAREHOLDERS HOLDING 5% OR MORE	14
EXECUTIVE COMPENSATION	15
Employment Agreements	15
401(k) Plan	16
Transactions With Certain Related Persons	17
ITEM 2. INCREASE NUMBER OF AUTHORIZED SHARES	18
AUDIT COMMITTEE	19
Audit Committee Report	19
Audit Fees	19
Audit Related Fees	19
Tax Fees	20
All Other Fees	20
ITEM 3. RATIFICATION OF INDEPENDENT AUDITORS	20
COMPLIANCE WITH SECTION 16	21
SHAREHOLDER PROPOSALS	21

BIRMINGHAM BLOOMFIELD BANCSHARES, INC.

33583 Woodward Avenue

Birmingham, MI 48009

SOLICITATION AND VOTING

We are sending you this Proxy Statement and the enclosed proxy card because the Board of Directors of Birmingham Bloomfield Bancshares, Inc. (the “Company” “we” or “us”) is soliciting your proxy to vote at the 2012 annual meeting of Shareholders (the “Annual Meeting”). This Proxy Statement summarizes the information you need to know to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 21, 2012.

This proxy statement and annual report to shareholders are available online at www.bankofbirmingham.net

You are invited to attend our Annual Meeting on May 21, 2012 beginning at 6:00 p.m., local time. The Annual Meeting will be held at the Bank of Birmingham, 33583 Woodward Avenue, Birmingham, Michigan.

This Proxy Statement and the enclosed form of proxy are being mailed starting on or about April 6, 2012.

Shareholders Entitled to Vote

Holders of record of common stock of the Company at the close of business on March 28, 2012 are entitled to receive this notice. Each share of common stock of the Company is equal to one vote.

There is no cumulative voting at the Annual Meeting.

As of the record date, there were 1,812,662 common shares issued and outstanding.

Voting Procedures

You can vote on matters to come before the meeting in one of two ways:

•	you may come to the Annual Meeting and cast your vote there; or

•	you may vote by signing and returning the enclosed proxy card. If you do so, the individuals named as proxies on the card will vote your shares in the manner you indicate.

You may also choose to vote for all of the nominees for Director and each proposal by simply signing, dating and returning the enclosed proxy card without further direction. All signed and returned proxies that contain no direction as to vote will be voted FOR each of the nominees for Director and FOR each of the proposals, except Proposal 2.

The Board of Directors has selected Henry G. Spellman and Joseph A. Ahern as the persons to act as proxies on the proxy card.

If you plan to attend the Annual Meeting and vote in person, you should request a ballot when you arrive. HOWEVER, IF YOUR SHARES ARE HELD IN THE NAME OF YOUR BROKER, BANK OR OTHER NOMINEE, THE INSPECTOR OF ELECTION WILL REQUIRE YOU TO PRESENT A POWER OF ATTORNEY OR PROXY IN YOUR NAME FROM SUCH BROKER, BANK OR OTHER NOMINEE FOR YOU TO VOTE SUCH SHARES AT THE ANNUAL MEETING. Please contact your broker, bank or nominee.

Required Vote

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the shareholders at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker “non votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because such broker, bank or nominee does not have discretionary authority to vote and has not received instructions from the beneficial owner.

Once a quorum is achieved, a plurality of votes cast is all that is necessary for the election of Directors. Abstentions and broker “non votes” are not counted in determining the vote. As to all other matters, the affirmative vote of a majority of votes cast is necessary for the approval of such matters. Abstentions and broker “non votes” are not counted for purposes of approving the matters.

Revoking a Proxy

If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of three ways:

•	you may send in another proxy with a later date;

•	you may notify the Company’s Secretary in writing at Birmingham Bloomfield Bancshares, Inc., 33583 Woodward Avenue, Birmingham, Michigan 48009; or

•	you may revoke by voting in person at the Annual Meeting.

If you choose to revoke your proxy by attending the Annual Meeting, you must vote in accordance with the rules for voting at the Annual Meeting. Attending the Annual Meeting alone will not constitute revocation of a proxy.

List of Shareholders

A list of shareholders entitled to vote at the Annual Meeting will be available for examination by shareholders for any purpose related to the Annual Meeting at the Company’s offices at 33583 Woodward Avenue, Birmingham, Michigan for a period of ten days prior to the Annual Meeting. A list will also be available at the Annual Meeting itself.

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies. Proxies may be solicited on our behalf by Directors, officers or employees in person or by telephone, mail or telegram. We do not intend to engage a proxy solicitation firm to assist us in the distribution and solicitation of proxies. The Company will also request persons, firms and corporations holding shares in their names for other beneficial owners to send proxy materials to such beneficial owners. The Company will reimburse these persons for their expenses.

Inspector of Election

Your proxy returned in the enclosed envelope will be delivered to the Company’s transfer agent, Registrar and Transfer Company. The Board of Directors has designated Charles T. Pryde and Daniel P. O’Donnell to act as inspectors of election and to tabulate the votes at the Annual Meeting.

Other Matters

The Board of Directors knows of no business which will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the proxies to vote the shares on such matters at their discretion.

GOVERNANCE OF THE COMPANY

Role and Composition of the Board of Directors

Our Company’s Board of Directors is the ultimate decision making body of the Company, except for matters which law or our Articles of Incorporation requires the vote of shareholders. The Board of Directors selects the management of the Company which is responsible for the Company’s day to day operations. The Board acts as an advisor to management and also monitors its performance. Our Board of Directors has determined that each of Joseph A. Ahern, Harry Cendrowski, Donald E. Copus, John C. Hamaty, Charles Kaye, Jr., Scott B. McCallum, Bruce E. Nyberg, Daniel P. O’Donnell, Charles T. Pryde, Barbara Rom, Walter F. Schwartz, Henry Spellman, and Thomas J. Wagner are independent as independence is defined in the NASDAQ’s listing standards, as those standards have been modified or supplemented.

Members of the Board of Directors serve also as Directors of Bank of Birmingham (the “Bank”). The Bank is the Company’s wholly owned subsidiary. You will find a discussion of its activities in your Annual Report.

During 2011, the Board of Directors met as the Company’s Board of Directors eleven times. In addition, the Board of Directors has authorized six Committees to manage distinct matters of the Company. These Committees are the Asset/Liability Management and Investment Committee (ALCO), the Audit Committee, the Compensation Committee, the Executive Committee, the Loan Committee and the Nomination and Governance Committee. All of our current directors attended 75 percent or more of the meetings of the board and committees on which they served in 2011. Membership on each of the Committees is set forth in the table below.

Name	Board	Audit	ALCO	Compensation	Executive	Loan	Nomination and Governance
Joseph A. Ahern	X	X	X			X
Harry Cendrowski	X	X			X
Donald E. Copus	X	X				X	X
John C. Hamaty	X					X	X
Robert E. Farr	X		X		X	X	X
Charles Kaye, Jr.	X	X	X
Lance N. Krajacic, Jr.	X		X			X
Scott B. McCallum	X		X		X	X
Bruce E. Nyberg	X			X	X	X	X
Daniel P. O’Donnell	X						X
Charles T. Pryde	X			X			X
Barbara Rom	X	X
Walter G. Schwartz	X		X				X
Henry G. Spellman	X		X	X	X	X	X
Thomas J. Wagner	X			X	X	X

Meetings in 2011	11	4	4	2	0	25	1

The Executive Committee

The Executive Committee generally acts in lieu of the full board of directors between board meetings. This committee is responsible for formulating and implementing policy decisions, subject to review by the entire board of directors.

The Audit Committee

The Audit Committee is responsible for the annual appointment of the public accounting firm to be our outside auditors. The Committee is also responsible for the following tasks:

•	maintaining a liaison with the outside auditors;
•	reviewing the adequacy of internal controls;
•	reviewing with management and outside auditors financial disclosures of the Company; and
•	reviewing any material changes in accounting principles or practices used in preparing statements.

Audit Committee Financial Expert

Our Board of Directors has determined that we have an Audit Committee financial expert, as defined by the Securities and Exchange Commission, serving on our Audit Committee. Harry Cendrowski is our Audit Committee financial expert, and he is independent as independence for audit committee members is defined in the NASDAQ’s listing standards, as those standards have been modified or supplemented.

The Nomination and Governance Committee

The Nomination and Governance Committee identifies individuals to become board members and selects, or recommends for the board’s selection, director nominees to be presented for shareholder approval at the annual meeting of shareholders or to fill any vacancies.

Our Board of Directors has adopted a written charter for the Nomination and Governance Committee, a copy of which is available to shareholders on our website, at http://www.bankofbirmingham.net. Each of the members of our Nomination and Governance Committee is independent as independence is defined in the NASDAQ’s listing standards, as those standards have been modified or supplemented.

The Nomination and Governance Committee’s policy is to consider director candidates recommended by shareholders. Such recommendations must be made pursuant to timely notice in writing to:

Birmingham Bloomfield Bancshares, Inc.

33583 Woodward Avenue

Birmingham, Michigan 48009

Article II, Section 6 of the Company’s Bylaws governs nominations for election to the Board of Directors and requires all nominations for election to the Board of Directors, other than those made by or at the direction of the Board, to be made pursuant to timely notice in writing to the Company, as set forth in the Bylaws. To be timely, a shareholders’ notice must be delivered, or mailed, and received at the principal executive offices of the Company not less than 60 days nor more than 270 days prior to the meeting; provided, however, that in the event less than 30 days’ notice or prior disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such disclosure was made. No notice has been received by the Company in connection with the Annual Meeting. Each written notice of a shareholder nomination must set forth certain information specified in the Bylaws. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the procedures set forth in the Bylaws.

The Nomination and Governance Committee has not established specific, minimum qualifications for recommended nominees or specific qualities or skills for one or more of our directors to possess. The Nomination and Governance Committee uses a subjective process for identifying and evaluating nominees for director, based on the information available to, and the subjective judgments of, the members of the Nomination and Governance Committee and our then current needs. The committee does not believe there would be any difference in the manner in which it evaluates nominees based on whether the nominee is recommended by a shareholder. It is anticipated that nominees will be either existing directors or business associates of our directors or officers. While diversity is a consideration among other factors in reviewing nominees, there is no formal diversity policy in place.

The Compensation Committee

The Compensation Committee is responsible for establishing annual and long-term performance goals for the Chief Executive Officer and senior management. This Committee is also responsible for reviewing and making determinations concerning senior officers’ compensation and other incentive compensation programs. The committee makes recommendations to the board, but does not have the authority to establish compensation. The committee may utilize banking industry compensation surveys from time-to-time, but does not utilize compensation consultants in recommending compensation. For officers other than the President and Chief Executive Officer, the committee utilizes advice from the President and Chief Executive Officer in making its recommendation to the board. The committee is also responsible for reviewing and recommending that the Company’s Executive Compensation Discussion be included in this proxy statement.

Our Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is available to shareholders on our website at http://www.bankofbirmingham.net. Each of the voting members of our Compensation Committee is independent as independence is defined in NASDAQ’s listing standards, as those standards have been modified or supplemented.

Board Structure and Risk Management

The Board of Directors’ involvement in the Company incorporates the oversight of risk management via the regular board meetings along with the sub-committees of the Board as described above. The Board has determined that the additional system of checks and balances provided to the Company by separating the roles of Chairman and Chief Executive Officer is in its and its shareholder’s best interest. Additional perspectives on the environment in which the Company operates and risk management strategies are provided by the board through the diversity of their respective backgrounds and experiences.

Code of Ethics

The Company has adopted a Code of Ethics that applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Our Code of Ethics contains written standards that we believe are reasonably designed to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•

Full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commissions and in other public communications we make;

•	Compliance with applicable governmental laws, rules and regulations;
•	The prompt internal reporting of violations of the code to an appropriate person or persons named in the code; and
•	Accountability for adherence to the code.

This Code of Ethics is available on our web site at http://www.bankofbirmingham.net. We will provide to any person without charge, upon request, a copy of our Code of Ethics. Requests for a copy of our Code of Ethics should be made to our Secretary at 33583 Woodward Avenue, Birmingham, Michigan 48009. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, a provision of our Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions and that relates to any element of the code definition enumerated in Securities and Exchange Commission, Regulation S-K, Item 406(b) by posting such information on our Web site at http://www.bankofbirmingham.net within four business days following the date of the amendment or waiver.

Shareholder Communications with the Board

Our Board of Directors has a process for shareholders to send communications to the Board of Directors, its Nomination and Governance Committee or its Audit Committee, including complaints regarding accounting, internal accounting controls, or auditing matters. Communications can be sent to the Board of Directors, its Nomination and Governance Committee or its Audit Committee or specific directors either by regular mail to the attention of the Board of Directors, its Nomination and Governance Committee, its Audit Committee or specific directors, at our principal executive offices at 33583 Woodward Avenue, Birmingham, Michigan 48009. All of these communications will be reviewed by our Secretary (1) to filter out communications that our Secretary deems are not appropriate for our directors, such as spam and communications offering to buy or sell products or services, and (2) to sort and relay the remainder to the appropriate directors. We encourage all of our directors to attend the annual meeting of shareholders, if possible.

Directors’ Compensation

For 2011, non-officer Directors of the Bank earned $300 per meeting of the Board and the chairperson earned $600 per meeting. The Directors also received a retainer fee of $3,000 paid in shares of common stock of the Company. The number of shares is based on the average closing price of the common stock for the preceding three months from the date of the award. No meetings fees were earned or paid to members of any of the Company’s committees. No Director who is also an employee of the either the Company or Bank receives any compensation for his or her services as a Director or as a committee member of the Company or Bank. All of the Company’s Directors are Directors of the Bank. No meetings fees were paid or earned by Company Directors.

The following table presents the compensation earned or paid to Directors of the Company or Bank.

2011 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Joseph A. Ahern	$1,500	$3,000	$0	$0	$0	$4,500
Harry Cendrowski	$3,300	$3,000	$0	$0	$0	$6,300
Donald E. Copus	$3,300	$3,000	$0	$0	$0	$6,300
John C. Hamaty	$1,200	$3,000	$0	$0	$0	$4,200
Charles Kaye, Jr.	$2,700	$3,000	$0	$0	$0	$5,700
Scott B. McCallum	$3,000	$3,000	$0	$0	$0	$6,000
Bruce E. Nyberg	$3,300	$3,000	$0	$0	$0	$6,300
Daniel P. O’Donnell	$3,000	$3,000	$0	$0	$0	$6,000
Charles T. Pryde	$3,300	$3,000	$0	$0	$0	$6,300
Barbara Rom	$1,500	$3,000	$0	$0	$0	$4,500
Walter F. Schwartz	$3,000	$3,000	$0	$0	$0	$6,000
Henry G. Spellman	$3,300	$3,000	$0	$0	$0	$6,300
Thomas J. Wagner	$6,600	$3,000	$0	$0	$0	$9,600

ITEM 1. ELECTION OF DIRECTORS

The Board of Directors is divided into three classes. Each class of directors is appointed to three-year terms. One class of directors will be up for election each year. This results in a staggered Board which ensures continuity from year to year. Four Class I directors will be elected at the Annual Meeting to serve a three-year term expiring at our Annual Meeting in 2015. The nominees and directors were selected based upon their experience, prominence in the communities we serve and diversity as listed below among other reasons.

The persons named in the enclosed proxy card intend to vote the proxy for the election of each of the four nominees unless you indicate on the proxy card that your vote should be withheld from any or all of such nominees. Each nominee elected as director will continue in office until his or her successor has been elected, or until his death, resignation or retirement.

The Board of Directors has proposed the following nominees for election as Class I Directors whose terms will expire in 2015: Harry Cendrowski, Lance N. Krajacic, Bruce E. Nyberg and Thomas J. Wagner.

The Board of Directors recommends a vote FOR the election of these nominees as Directors.

We expect each nominee to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees. The principal occupation, the specific factors that led the board to conclude that the person should serve as a director and certain other information about the nominees is set forth below.

CLASS I – NOMINEES WHOSE TERMS WILL EXPIRE IN 2015

Name and Age as of the Annual Meeting		Position, Principal Occupation, Business Experience and Directorship

Harry Cendrowski	57

Director since 2006. Harry Cendrowski is the managing officer of Cendrowski Selecky and a founding member of Cendrowski Corporate Advisors and Prosperitas. He has nearly 30 years of extensive experience in entrepreneurial, personal, and corporate tax matters. Mr. Cendrowski’s engagements have included mergers and acquisitions consulting, due diligence, complex commercial and divorce litigation, forensic accounting, and fraud auditing. He is a co-author of “The Fraud Deterrence Handbook”, and was instrumental in developing the training program for the Certified Fraud Deterrence Analyst Designation. Mr. Cendrowski is an active participant in the Michigan Association of Certified Public Accountants, the National Association of Certified Valuation Analysts, the American Institute of Certified Public Accountants, and the Association of Certified Fraud Examiners. Mr. Cendrowski’s vast experience on the accounting, risk management and his entrepreneurial nature are significant contributions to the Board.

CLASS I – NOMINEES WHOSE TERMS WILL EXPIRE IN 2015 (CONTINUED)

Lance N. Krajacic	51

Director since 2008. Executive Vice President and Chief Risk Officer for the Bank of Birmingham. Mr. Krajacic has been involved in community banking for more than 30 years and has more than 17 years of management experience in commercial lending. Previously he has been with TCF Bank, where he served as Senior Vice President and lead the Business Financial Services Group. Prior to joining TCF Bank, he spent four years at Great Lakes Bancorp, where he headed the commercial loan division, and nine years at Michigan National Bank, where he managed a $40 million commercial loan portfolio. He is a graduate of Knox College, where he earned a Bachelor of Arts degree in International Relations. In addition to his business affiliations, he was the former Senior Vice Chairman of the board of the Michigan Charter of the March of Dimes. Mr. Krajacic’s banking background is a constructive contribution to the overall make-up of the Board.

Bruce E. Nyberg	66

Director since 2010. Retired regional President of Huntington Bancshares for Eastern Michigan market. Prior to joining Huntington Bancshares, Mr. Nyberg served in various capacities at NBD Bancorp (currently J.P. Morgan Chase), including Senior Vice President from 1988 to 2001. Mr. Nyberg currently serves on numerous civic foundations and boards. His extensive experience in the financial institutions industry provides valuable guidance to the Company and Board of Directors.

Thomas J. Wagner	66

Director since 2008. Retired President, TCF Bank. Prior to being named President he served as an Executive Vice President of Commercial Lending. Before joining TCF National Bank Michigan in October 1996, Mr. Wagner was with Michigan National Bank for 21 years. Mr. Wagner’s vast experience in the financial institution arena provides important guidance to the Company and the Board of Directors.

CLASS II – CONTINUING DIRECTORS WHOSE TERMS WILL EXPIRE IN 2013

Name and Age as of the Annual Meeting		Position, Principal Occupation, Business Experience and Directorship

Donald E. Copus	55

Director since 2006. Mr. Copus is a director and organizer of Birmingham Bloomfield Bancshares, Inc. and Bank of Birmingham. He is Principal and Chief Financial Officer of Magna Services Group, Ltd. a position that he has held since inception. Magna Services Group, Ltd. was formed by Mr. Copus in 1995 following the merger of his Hungry Howie’s Pizza franchises with another franchisee. He is also licensed as a certified public accountant and is a member of the American Institute of Certified Public Accountants (AICPA). He is a graduate of Indiana University, where he earned a Bachelor of Arts degree in business, with a major in accounting and a minor in mathematics. Mr. Copus has resided in the local area which we serve for more than twenty years and is very familiar with the local business environment.

CLASS II – CONTINUING DIRECTORS WHOSE TERMS WILL EXPIRE IN 2013 (CONTINUED)

Robert E. Farr	55

President and Chief Executive Officer and Director since 2006. Mr. Farr has been actively engaged in the business of banking for more than thirty years, twenty years of which have been in the Birmingham/Bloomfield market. Mr. Farr previously served as Regional Director of Private Banking (Michigan) for TCF Bank from 2001 to 2003 until leaving to organize Bank of Birmingham. Before joining TCF Bank, he served from 1997-2000 as the Regional Director of Private Banking (Eastern Michigan) and as a senior lender for Fifth Third Bank (formerly Old Kent Bank). He began his banking career in 1978 at Michigan National Bank of Detroit as a loan officer and credit analyst and has also held officer level positions at National Bank of Detroit, Metrobank, Comerica Bank and Michigan National Bank. A Michigan native, Mr. Farr is a graduate of Michigan State University where he earned a Bachelor of Science degree in business. He is also actively involved in the community.

Charles Kaye	88

Director since 2006. Charles Kaye, CPA. Mr. Kaye is a director and organizer of Birmingham Bloomfield Bancshares, Inc. and Bank of Birmingham. He has been actively engaged in the accounting profession, and has been licensed as a certified public accountant, for more than fifty years. He has forty-two years of experience as a self-employed accountant and has served approximately ten years with Boyes, Wright, Pittman and Co., P.C., with whom he merged his practice. Mr. Kaye is a veteran of the United States Armed Forces, having served during World War II. A Detroit native, he holds a Bachelor of Arts degree from Wayne State University. Mr. Kaye was selected to serve on the Board because of his strong financial and accounting background and experience.

Scott B. McCallum	52

Director since 2006. Senior Manager, Chicago office, Cendrowski Corporate Advisors. Serves as a consultant for Resource Financial Institutions Group, Inc. (consulting & private equity investment). Prior to May 2006, Mr. McCallum served as Senior Vice President of Austin Associates, LLC, a consulting and investment banking firm for community banks. Mr. McCallum also served for 20 years at Harris Trust & Savings Bank in Chicago. Mr. McCallum currently serves on the Boards of Directors of TrustAtlantic Financial Corporation and its wholly owned subsidiary, TrustAtlantic Bank, based in Raleigh, North Carolina. Mr. McCallum’s banking and consulting background are valuable assets to the Company.

Daniel P. O’Donnell	53

Director since 2006. Principal/Owner, Professional Furniture Services (furniture restoration). Mr. O’Donnell is active in the community, leading cub scout troops, coaching baseball and basketball and providing youth guidance. Mr. O’Donnell’s background in business and familiarity with the local business environment are keys in his contributions to the Company.

CLASS II – CONTINUING DIRECTORS WHOSE TERMS WILL EXPIRE IN 2013 (CONTINUED)

Henry G. Spellman	68

Director since 2006. Mr. Spellman is a director and organizer of Birmingham Bloomfield Bancshares, Inc. and Bank of Birmingham. He is retired from Chrysler Corporation, where he served for thirty-three years in various areas of financial management before retiring in 1999. He held several significant positions at Chrysler, including Vice President-International Operations for its sales financing subsidiary Chrysler Financial Corporation and Chief Financial Officer of several of Chrysler Corporation’s operating divisions. He is a graduate of Northwestern University, where he earned a Bachelor of Science degree in business administration with a major in economics, and of the Northwestern Graduate School of Business, where he earned his Master of Business Administration degree in finance. He has experience in starting up sales finance operations in several countries, including serving as chairman of chartered banks in Holland and Germany. Mr. Spellman’s strong financial background are key reasons he was selected to serve on the Board.

CLASS III – NOMINEES WHOSE TERMS WILL EXPIRE IN 2014

Name and Age as of the Annual Meeting		Position, Principal Occupation, Business Experience and Directorship

Joseph A. Ahern	54

Appointed as a Director in 2011. Managing partner with the law firm of Ahern Fleury. He was previously the managing partner at Stark Reagan from 2000 to 2008. Mr. Ahern specializes in all facets of business law. He currently serves as an independent director for a mutual fund company and is a member of the mutual fund director’s forum. Mr. Ahern has been an active resident of the community for over 17 years and provides valuable professional guidance to the Board.

John C. Hamaty	50

Appointed as a Director in 2011. President of Vibra-tite Adhesives, a division of ND Industries. Mr. Hamaty previously worked for Loctite/Henkel Corporation where he was the Regional Vice President of Sales from 1984 to 2002. His business experience and community presence is a beneficial asset for the Board.

Charles T. Pryde	56	Director since 2006. Manager, Governmental Affairs Staff, Ford Motor Company. Mr. Pryde’s background in a key market segment for our area provides advantageous insights to our Board of Directors.

Barbara Rom	63

Appointed as a Director in 2011. Retired attorney-in-charge of the Pepper Hamilton’s Detroit office. She spent 37 years practicing law, concentrating in workouts, bankruptcy, insolvency and commercial litigation. She has received numerous professional awards and served in various capacities for several legal associations. Her background and business experience provides a unique leadership perspective to the Board.

Walter G. Schwartz	47	Director since 2006. Principal/Investment Advisor, Gregory J. Schwartz & Co. Mr. Schwartz’s years of experience as a financial advisor provide useful guidance to the Company via his role on the Board.

SECURITY OWNERSHIP OF DIRECTORS, NOMINEES FOR DIRECTORS

MOST HIGHLY COMPENSATED EXECUTIVE OFFICERS AND

ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP

Name	Amount and Nature of Beneficial Ownership		Ownership As a Percent of Class
Joseph A. Ahern (Director)	974		0.05%
Harry Cendrowski (Director)	18,334	(1)	1.01%
Donald E. Copus (Director)	16,634	(1)	0.92%
Thomas H. Dorr (Executive Officer)	—		—
Robert E. Farr (Executive Officer and Director)	74,882	(1)(2)	4.13%
John C. Hamaty (Director)	4,274		0.24%
Charles Kaye, Jr. (Director)	15,834	(1)	0.87%
Lance N. Krajacic (Executive Officer and Director)	40,000		2.21%
Scott B. McCallum (Director)	974		0.05%
Bruce Nyberg (Director)	1,974		0.11%
Daniel P. O’Donnell (Director)	15,834	(1)	0.87%
Charles T. Pryde (Director)	15,567	(1)	0.86%
Barbara Rom (Director)	974		0.05%
Walter G. Schwartz (Director)	29,084	(1)	1.60%
Henry G. Spellman (Director)	18,334	(1)	1.01%
Thomas J. Wagner (Director)	7,974		0.44%

All directors and executive officers as a group (16 persons)	261,647		14.43%

(1)	Includes organizer warrants to acquire 7,360 shares of common stock which are currently exercisable.
(2)	Does not include options (10,000 non-vested) to purchase 10,000 shares of common stock to be issued from the approved 2006 Stock Incentive Plan.

SECURITY OWNERSHIP OF SHAREHOLDERS

HOLDING 5% OR MORE

NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER OF SHARES(1)	PERCENT OF CLASS
Resource America, Inc 1845 Walnut Street, 10th Floor Philadelphia, Pennsylvania 19103	178,171	9.8%

(1)

Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”) under the Exchange Act, a person or entity is considered to beneficially own shares of Common Stock if the person or entity has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, a person has sole voting power and sole investment power with respect to the indicated shares.

EXECUTIVE COMPENSATION

The following table shows, for the two year period ended December 31, 2011 the cash compensation paid by the Company, as well as certain other compensation paid or accrued for the year, to the Chief Executive Officer and other executive officers.

SUMMARY COMPENSATION TABLE ($)

Name and Principal Position	Year	Salary	Bonus	Stock Options	Option Awards	Non-equity Incentive Compensation	All Other Compensation		Total Compensation
Robert E. Farr,	2011	$155,000	$—	$—	$—	$—	$11,613	(1)	$166,613
President and CEO	2010	$146,154	$—	$—	$—	$—	$10,579	(1)	$156,733

Lance N. Krajacic,	2011	$140,000	$—	$—	$—	$—	$4,750	(2)	$144,750
Executive Vice President	2010	$136,154	$—	$—	$—	$—	$1,623	(2)	$137,777
Chief Risk Officer

Thomas H. Dorr (3)	2011	$140,000	$—	$—	$—	$—	$—		$140,000
Chief Financial Officer	2010	$16,154	$—	$—	$—	$—	$—		$16,154

(1)	– Total represents amount of income applicable to executive officer for use of company provided vehicle and reimbursed country club dues.
(2)	– Represents amount of income applicable to executive officer for use of company provided vehicle.
(3)	– Thomas H. Dorr was hired by the Company on November 8, 2010.

Backgrounds of our Other Executive Officers

In addition to the information about our Chief Executive Officer, Robert E. Farr which is set forth above, the following is information about the Company’s other executive officers:

Lance N. Krajacic, Age 51, Mr. Krajacic is our Executive Vice President and Chief Risk Officer. Prior to joining the Company in 2006, he served as Senior Vice President and head of the Business Financial Services Group for TCF Bank in Michigan, since 1995. Prior to joining TCF Bank, he spent four years at Great Lakes Bancorp, where he headed the commercial loan division, and nine years at Michigan National Bank, where he managed a $40 million commercial loan portfolio.

Thomas H. Dorr, Age 35, Mr. Dorr is our Chief Financial Officer. Prior to joining the Company in 2010, he served as the Vice President and Chief Financial Officer of Oxford Bank since 2008. Prior to joining Oxford Bank, he spent three years as the Assistant Vice President and Controller of United Bank & Trust. Mr. Dorr is a certified public accountant in the State of Michigan (registered status).

Employment Agreements

Robert Farr and Lance Krajacic. Bank of Birmingham has entered into employment agreements with Messrs. Farr and Krajacic, each of which has a term of one year (with certain exceptions). For each day during the term of the agreement, the term shall automatically be extended one additional day, unless either party elects to give the other party 30 day advance written notice of non-renewal. Upon the Bank giving notice of non-renewal, The Executive shall have the right to remain employed by the Bank for one year following the date the Bank gives notice of non-renewal unless the termination is for good cause.

Under the terms of the agreements, Mr. Farr receives a base salary of $155,000 per year, and Mr. Krajacic $140,000. Following the first year of the agreement, the base salaries are to be reviewed by the Bank’s board of directors and may be increased as a result of that review. Each of the executives is eligible to participate in any executive incentive bonus plan and all other benefit programs that the Bank has adopted. Each of the executives is also entitled to receive other customary benefits such as health, dental and life insurance, membership fees to banking and professional organizations and an automobile allowance. In addition, the Bank has agreed to provide term life insurance coverage for each of the executives not to exceed 200% of the Executive’s base salary for terms of not less than 10 years. In the case of Mr. Farr, the Bank has agreed to pay (or reimburse) Mr. Farr up to $500 per month at a country club, which must meet the approval of the Board of Directors and provide a company vehicle for business use The Company also provided Mr. Krajacic a company vehicle for business use in 2011.

The employment agreements also provide for grants of stock options, the details of which are included in the 2011 Equity Awards table set forth below.

The employment agreements contain customary non-interference provisions that generally apply for a period of one year following the termination of the executive’s employment with the Bank. Finally, each of the employment agreements contains provisions which require various differing payments to the executives upon termination and acknowledgement of the fact that the agreements may be assigned by the Bank to any successor-in interest and remain fully enforceable by either party upon assignation.

Under each named executive officer’s employment agreement, the executive officer is entitled to different payments and benefits depending upon the manner in which his employment terminates. If the executive is terminated for “Good Cause” (see below), or he resigns, dies or becomes disabled, then the agreement and the Bank’s obligations under it are automatically terminated; provided, however, in the case of death, the Bank is required to provide health insurance benefits to the executive’s spouse at its cost for the period permitted by the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). The Company estimates the approximate value of this benefit to be provided to an executive’s spouse under this provision would be zero.

If the Bank terminates the executive’s employment for any reason other than Good Cause then the executive is entitled to severance as follows:

1.	The Executive shall be entitled to continue in the employment of the Bank for a one year period following the date of notice, with base salary and entitlements based upon the employment contract.

The Company estimates that if such termination had occurred on December 31, 2011, total compensation payable to Mr. Farr would be $155,000 and Mr. Krajacic $140,000. The amounts are payable in accordance with the Bank’s normal payroll procedures.

“Good Cause” is defined under each executive’s agreement to include: (i) a breach of the agreement or gross negligence in performance there under; (ii) a failure to follow policy or engaging in unsafe or unsound banking practices; (iii) conviction of a misdemeanor involving moral turpitude or a felony; (iv) gross misconduct in the course of employment including, indecency, immorality, gross insubordination, dishonesty, harassment, use of illegal drugs, or fighting; (v) substantial unsatisfactory job performance; and (vi) prohibition from engaging in the business of banking by any regulator.

Thomas H. Dorr. The Bank of Birmingham also entered into an employment security agreement with Mr. Dorr that provides for a severance payment in the event he is terminated as the result of a change in control during his first year of employment. If a change in control of the Company occurs, the Company or Bank will make a lump sum payment based on a pro rata amount of his annual compensation. In the event the change in control occurs after October 8, 2011, Mr. Dorr will not be entitled to a severance payment. Nothing in the agreement changes the at-will status of his employment. The Company retains the right to terminate Mr. Dorr’s employment with the Company for any reason and at any time.

401(k) Plan

The Bank has a 401(k) Plan in which substantially all employees may participate. The Bank may contribute to the 401(k) Plan at the discretion of the Board of Directors.

Outstanding Equity Awards

The following table sets forth certain information concerning the stock options owned by the individuals named above in the summary compensation table as of December 31, 2011:

2011 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price	Option Expiration
Name	Exercisable	Un-exercisable
Robert E. Farr	40,000	10,000	$ 10.00	04/23/2017
Lance N. Krajacic	25,000	—	$ 10.00	04/23/2017

(1)

The Company issued 50,000 and 25,000 options to Messrs. Farr and Krajacic on April 23, 2007, respectively, at an exercise price of $10.00 per share. The options vest ratably (1/3rd per year) over a three-year period in the case of Mr. Krajacic and over a five year period (1/5 per year) in the case of Mr. Farr.

Transactions with Certain Related Persons

The Bank makes loans to directors and executive officers from time-to-time in the ordinary course of business. The Bank’s current policy provides that:

•

In the case of banking transactions, each transaction will be on substantially the same terms, including price or interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and any banking transactions will not be expected to involve more than the normal risk of collection or present other unfavorable features to us;

•	In the case of business transactions, each transaction will be on terms no less favorable than could be obtained from an unrelated third party; and

•	In the case of all related party transactions, each transaction will be approved by a majority of the directors, including a majority of the directors who do not have an interest in the transaction.

The following is a summary of the business transactions in 2011 involving the Company and related persons:

We have a continuing agreement with Schwartz Financial Group, an entity partially owned by director Walter F. Schwartz, to provide brokerage and certain other administrative services in connection with the 401(k) Plan that we offer our employees. Schwartz Financial Group receives a commission of 25 basis points on any brokerage transaction that it executes in connection with the Plan. These fees would be paid directly by the respective mutual fund companies involved in the trade and included in the mutual fund’s annual administrative expenses. The Schwartz Financial Group also serves as the Bank’s health insurance agent of record, but does not receive any financial compensation from the Company. Our board of directors believed that the above-described transaction was on terms no less favorable than could have been obtained from an unrelated third party. The Board considered the foregoing relationships in determining Mr. Schwartz’s independence.

ITEM 2. AMENDMENT OF ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Proposed Amendment

On March 19, 2012, the Board of Directors adopted a resolution approving an amendment to the Company’s Restated Articles of Incorporation (“the Articles”) to increase the number of authorized shares of common stock from 4,500,000 to 9,000,000 shares. The Company currently has 1,812,662 shares of common stock issued and outstanding. The amendment will not change any characteristics of the Company’s common stock and the additional shares would be identical in all respects to the current authorized shares of common stock.

Reason for Amendment

The Board of Directors believes that the increase in the number of authorized shares of common stock is advisable and in the best interest of the Company and shareholders. Increasing the Company’s authorized shares of common stock would provide the Company with maximum flexibility in structuring acquisitions, joint ventures, strategic alliances and capital raising transactions for other corporate purposes. The Board of Directors believes that such enhanced ability to respond to opportunities and favorable market conditions is in the best interest of the shareholders. The additional shares of common stock that would become available for issuance if the amendment is approved could also be used by the Board of Directors to oppose a hostile takeover attempt or to delay or prevent changes in control or management of the Company.

If the amendment is approved, the additional authorized but unissued shares of common stock may generally be issued from time to time for such proper corporate purpose as may be determined by the Board of Directors, without further action or authorization by our shareholders, except in limited circumstances where shareholder approval is required by law or the listing standards of any stock exchange. The Board of Directors does not intend to solicit further shareholder approval prior to the issuance of additional shares of common stock, except where required by law. The Board of Directors do not have any specific plans for the increased number of authorized shares of common stock.

Rights of Additional Authorized Shares

The additional shares of the Company’s common stock would be of the same class, voting, liquidation and dividend rights as the Company’s currently issued and outstanding shares of common stock. Shareholders will have no preemptive rights to acquire shares of common stock issued by the Company or other protections against dilution.

Potential Effects of Amendment

The issuance of additional shares of common stock could have a dilutive effect on the earnings per share, voting rights and book value of existing shareholders. The additional shares or the perception that additional shares may be issued in a dilutive transaction, could also adversely affect the market price of the Company’s common stock. The Board of Directors intend to take these factors into consideration before authorizing the issuance of any new shares of common stock.

Future Shareholder Approval

If the proposed amendment is approved, the newly authorized shares of the Company’s common stock would be unreserved and available for issuance by The Company without further shareholder approval.

The Board of Directors recommends a vote FOR approval of the proposal to Increase the number of Authorized Shares of Common Stock.

AUDIT COMMITTEE

Audit Committee Report

The Audit Committee is comprised of four directors. Each of the directors is independent, under the definition contained in NASDAQ’s listing standards. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available to shareholders on our website, at http://www.bankofbirmingham.net.

In connection with the audited financial statements contained in the Company’s 2011 Annual Report on Form 10-K for the fiscal year ended December 31, 2011, the Audit Committee reviewed and discussed the audited financial statements with management and Plante & Moran, PLLC. The Audit Committee discussed with Plante & Moran, PLLC the matters required to be discussed by the Statement on Auditing Standards Number 61, as amended (AICPA Professional Standards, Volume 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from Plante & Moran, PLLC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

Based on the review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

THE AUDIT COMMITTEE
Joseph A. Ahern	Harry Cendrowski	Donald E. Copus	Charles Kaye, Jr.	Barbara Rom

The Audit Committee of the Board of Directors has selected Plante & Moran, PLLC to serve as our independent auditors for 2012. Representatives of Plante & Moran, PLLC will be present at the Annual Meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.

Audit Fees

Audit fees and expenses billed to the Company by Plante & Moran, PLLC for the audit of the Company’s financial statements for the fiscal years ended December 31, 2011 and 2010 and for review of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q, are as follows:

2011	2010
$80,500	$79,500

Audit Related Fees

Audit related fees and expenses billed to the Company by Plante & Moran, PLLC for fiscal years 2011 and 2010 for services related to the performance of the audit or review of the Company’s financial statements that were not included under the heading “Audit Fees,” are as follows:

2011	2010
$—	$—

Tax Fees

Tax fees and expenses billed to the Company for fiscal years 2011 and 2010 for services related to tax compliance, tax advice and tax planning, consisting primarily of preparing the Company’s federal and state income tax returns for the previous fiscal periods and inclusive of expenses are as follows:

2011	2010
$8,000	$11,900

All Other Fees

Fees and expenses billed to the Company by Plante & Moran, PLLC for all other services provided during fiscal years 2011 and 2010 are as follows:

2011	2010
$9,975	$4,475

In accordance with Section 10A(i) of the Exchange Act, before Plante & Moran, PLLC is engaged by us to render audit or non-audit services, the engagement is approved by our Audit Committee. None of the audit-related, tax and other services described in the table above were approved by the Audit Committee pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X. None of the time devoted by Plante & Moran, PLLC on its engagement to audit the Company’s financial statements for the year ended December 31, 2011 is attributable to work performed by persons other than Plante & Moran, PLLC employees.

ITEM 3. RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected Plante & Moran, PLLC to serve as our independent auditors for 2012. The Board of Directors is asking the shareholders to ratify the appointment of Plante & Moran, PLLC.

In the event our shareholders fail to ratify the selection of Plante & Moran, PLLC, the Audit Committee will consider it as a direction to select other auditors for the subsequent year. Representatives of Plante & Moran, PLLC will be present at the Annual Meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.

The affirmative vote of a majority of votes cast on this proposal, without regard to abstentions or broker non votes, is required for approval of this proposal.

The Board of Directors recommends a vote FOR the ratification of Plante & Moran, PLLC as our independent auditors for the year 2012.

COMPLIANCE WITH SECTION 16

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% shareholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based on its review of the copies of the reports it has received and written representations provided to the Company from the individuals required to file the reports, the Company believes that all Directors and Executives of the Company filed all reports required on a timely basis pursuant to Section 16 of the Securities Exchange Act of 1934.

SHAREHOLDER PROPOSALS

Any proposal which a shareholder wishes to have included in the proxy solicitation materials to be used in connection with the next Annual Meeting of Shareholders of the Company, must be received at the principal executive offices of the Company, 33583 Woodward Avenue, P.O. Box 1248, Birmingham, Michigan 48009-1248, Attention: Secretary, no later than December 7, 2012. If such proposal is in compliance with all of the requirements of Rule 14a-8 promulgated under the Exchange Act, it will be included in the Company’s Proxy Statement and set forth on the form of proxy issued for the next annual meeting of shareholders. It is urged that any such proposals be sent by certified mail, return receipt requested. Shareholder proposals which are not submitted for inclusion in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act may be brought before an annual meeting pursuant to Article II, Section 7 of the Company’s Bylaws, which provides that to be properly brought before an annual meeting, business must be (i) by or at the direction of the Board of Directors or (ii) by any shareholder entitled to vote for the election of directors who complies with the procedures set forth in the Bylaws. For business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Company. To be timely, a shareholders’ notice must be delivered, or mailed, and received at the principal executive offices of the Company not less than 60 days nor more than 270 days prior to the meeting; provided, however, that in the event less than 30 days’ notice or prior disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such disclosure was made. A shareholder’s notice must set forth, as to each matter the shareholder proposes to bring before an annual meeting, (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) his or her name and address, as they appear on the Company’s books, (c) the class and number of shares of stock of the Company which are beneficially owned by the shareholder and (d) any material interest of the shareholder in such business. No shareholder proposals have been received by the Company in connection with the Annual Meeting.

Whether or not you plan to attend the Meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy in the enclosed envelope.

By Order of the Board of Directors,

Daniel P. O’Donnell, Secretary

z	{

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY BIRMINGHAM BLOOMFIELD BANCSHARES, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF

DIRECTORS ANNUAL MEETING OF SHAREHOLDERS

MAY 21, 2012

The undersigned shareholder of Birmingham Bloomfield Bancshares, Inc. (the “Company”), revoking all previous proxies, hereby constitutes and appoints Henry G. Spellman and Joseph A. Ahern, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, for and in the name and stead of the undersigned, to attend the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on Monday, May 21, 2012 at 6:00 p.m., local time, at the Bank of Birmingham, 33583 Woodward Avenue, Birmingham, Michigan, and to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at such Annual Meeting, and at any adjournment or postponement thereof; provided, that said proxies are authorized and directed to vote as indicated with respect to the following matter:

Please be sure to date and sign this proxy card in the box below.	Date

Sign above	Co-holder (if any) sign above

Please sign this proxy exactly as it appears in address below. If shares are registered in more than one name, all owners should sign full title. Executors, administrators, trustees and other fiduciaries should indicate their capacity when signing. Corporations please sign with full corporate name by a duly authorized officer and affix corporate seal.

		For	With- hold	For All Except
1.	To elect four members of the Board of Directors.	☐	☐	☐

Class I - Term Expiring in 2015:

Harry Cendrowski, Lance N. Krajacic, Bruce E. Nyberg and Thomas J. Wagner

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

		For	Against	Abstain
2.	To amend the Articles of Incorporation to increase the number of authorized shares of Common Stock:	☐	☐	☐

The Board of Directors have adopted a resolution to amend the Restated Articles of Incorporation to increase the number of authorized shares of Common Stock the Company can issue to 9,000,000. Currently the Company has 4,500,000 authorized shares of Common Stock available to be issued.

		For	Against	Abstain
3.	To approve the ratification of Plante & Moran, PLLC as independent auditors for 2012.	☐	☐	☐

4.	To transact such other business as may properly come before the Meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). IF NO DISCRETION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR AND “FOR” EACH OF THE PROPOSALS, EXCEPT PROPOSAL 2. This proxy also delegates discretionary authority to the proxies to vote with respect to any other business which may properly come before the meeting or any adjournment or postponement thereof.

x	y

é    Detach above card, sign, date and mail in postage paid envelope provided.    é

BIRMINGHAM BLOOMFIELD BANCSHARES, INC.

NOTE: PLEASE MARK, DATE AND SIGN THIS PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.